EXHIBIT 3

                                 PROMISSORY NOTE

                                                               June 30, 1999

$1,000,000

         THIS NOTE (the "Note") is in the amount of One Million and No/100 Dollars ($1,000,000) from ATLAS RECREATIONAL HOLDINGS, INC. ("Maker"), to Newton
C. Kindlund (sometimes hereinafter "Holder"). This Note is secured by a pledge of 250,000 shares of the stock of Holiday RV Superstores, Inc., a Florida corporation, as agreed to by Holder and by Doerge Atlas L.L.C., pursuant to the attached letter from Doerge Atlas L.L.C.

         For value received, the undersigned Maker promises to pay to the order of Newton C. Kindlund the principal sum of One Million No/100 Dollars ($1,000,000) with interest on the unpaid balance from the date hereof payable at twelve percent 12% during the term of this Note.

         The entire principal plus all unpaid accrued interest thereon shall be due and paid on the twenty-second (22nd) day after funding by Holder. Maker shall pay all amounts owing under this Note in full when due without set-off, counterclaim, or deduction for any reason whatsoever.

         This Note is prepayable without penalty or premium in part or in whole.

         All payments made on this Note shall first be applied to accrued interest and then to principal.

         If a law which applies to this Note and which sets maximum loan charges is finally interpreted so that the interest or other loan charges collected or to be collected in connection with this Note exceed the permitted limits, then:
(i) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (ii) any sums already collected from the Maker which exceeded permitted limits will be refunded to the Maker. The Holder may choose to make this refund by reducing the principal owed under this Note or by making a direct payment to the Maker. If a refund reduces principal, the reduction will be treated as a partial prepayment.

         This Note is to be governed by and construed in accordance with the laws of the State of Florida. No invalid provision hereof shall affect or impair any other provision of this Note. The Maker hereof hereby acknowledge receipt of a completed copy of this Note.

                                       ATLAS RECREATIONAL HOLDINGS, INC.

                                       By: /s/ Michael S. Riley
                                           -----------------------------------
                                                         President

                                                             (CORPORATE SEAL)